Exhibit 4.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of May 5, 2022 by and among DraftKings Inc., a Nevada corporation (to be renamed “DraftKings Holdings Inc.” as of the Closing (as defined below)) (“Old DraftKings”), New Duke Holdco, Inc., a Nevada corporation (to be renamed “DraftKings Inc.” effective as of the Closing) (“New DraftKings”), and Computershare Inc., a Delaware corporation (“Computershare Inc.”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively with Computershare Inc., “Computershare”).

WHEREAS, Old DraftKings and Computershare have previously entered into a warrant agreement, dated as of May 10, 2019 (the “Original Warrant Agreement”), by and between Diamond Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent, as assumed by Old DraftKings and assigned to Computershare by that certain Assignment and Assumption Agreement, dated as of April 23, 2020 (together with the Original Warrant Agreement, the “Warrant Agreement”), governing the terms of Old DraftKings’ 1,610,682 outstanding warrants (the “Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share, of Old DraftKings (“Old DraftKings Class A common stock”);

WHEREAS, Old DraftKings has entered into an Agreement and Plan of Merger, dated as of August 9, 2021 (the “Merger Agreement”), with Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), New DraftKings, Old DraftKings, Duke Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of New DraftKings (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New DraftKings (“GNOG Merger Sub”), pursuant to which (i) DraftKings Merger Sub will merge with and into Old DraftKings, with Old DraftKings surviving the merger (the “DK Merger”), and (ii) GNOG Merger Sub will merge with and into GNOG, with GNOG surviving the merger (the “GNOG Merger” and together with the DK Merger, the “Mergers”);

WHEREAS, effective upon the closing of the DK Merger, holders of the shares of Old DraftKings Class A common stock will receive one share of Class A common stock, par value $0.0001 per share, of New DraftKings (“New DraftKings Class A common stock”) in exchange for each of their shares of Old DraftKings Class A common stock;

WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, upon the closing of the Mergers (the “Closing”), the Warrants will represent the right of the holders thereof to purchase one share of New DraftKings Class A common stock; and

WHEREAS, as a result of the foregoing, the parties hereto wish for Old DraftKings to assign to New DraftKings all of Old DraftKings’ rights and interests and obligations in and under the Warrant Agreement and for New DraftKings to accept such assignment and assume all of Old DraftKings’ obligations thereunder, in each case, effective upon the Closing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.       Assignment and Assumption of Warrant Agreement. Old DraftKings hereby assigns, and New DraftKings hereby agrees to accept and assume, effective as of the Closing, all of Old DraftKings’ rights, interests and obligations in, and under, the Warrant Agreement and the Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean New DraftKings; (ii) “Common Stock” shall mean the shares of New DraftKings Class A common stock; and (iii) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of New DraftKings or any committee thereof.

2.       Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, New DraftKings shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement.

3.       Warrant Conversion. Following the Closing, each outstanding Warrant will cease to represent a warrant in respect of Old DraftKings Class A common stock and instead shall entitle the holder thereof to purchase one share of New DraftKings Class A common stock at an exercise price of $11.50 per share of New DraftKings Class A common stock, subject to adjustment as set forth in the Warrant Agreement.

4.       Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing, including the following.

a.	Section 9.2 is hereby amended to replace the following language:

“Diamond Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker”

with the following:

“DraftKings Inc.

222 Berkeley Street, 5th Floor

Boston, MA 02116

Attention: R. Stanton Dodge”

and the following language

“Winston & Strawn LLP

200 Park Avenue

New York, New York, 10166

Attn: Joel L. Rubinstein, Esq.

Email: jubinstein@winston.com”

with the following:

“White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attn: Joel L. Rubinstein, Esq.

Email: joel.rubinstein@whitecase.com”

5.       Full Force and Effect. Except as expressly modified and amended herein, all of the terms and conditions of the Warrant Agreement shall remain in full force and effect.

6.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

7.       Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7.       Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

8.        Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

9.       Indemnification. New DraftKings agrees to indemnify, defend and hold Computershare harmless from, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable and documented fees and expenses of external legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

DRAFTKINGS INC. (to be renamed DraftKings Holdings Inc.)

By:	/s/ Jason Park
Name: Jason Park
Title: Chief Financial Officer and Treasurer

[Signature Page to DK Warrant Assumption Agreement]

NEW DUKE HOLDCO, INC. (to be renamed DraftKings Inc.)

By:	/s/ Jason Park
Name: Jason Park
Title: Treasurer and Chief Financial Officer

[Signature Page to DK Warrant Assumption Agreement]

Computershare Trust Company, N.A. and Computershare, Inc., On behalf of both entities

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Senior Manager, Corporate Actions

[Signature Page to DK Warrant Assumption Agreement]